EXHIBIT 99.1
(LOGO)
News Release

Contact: Karin Demler: (615) 263-3005
Corrections Corporation of America
Announces 2006 Third Quarter Financial Results
NASHVILLE, Tenn. - November 6, 2006 - Corrections Corporation of America (NYSE: CXW) (the “Company”), the nation’s largest provider of corrections management services to government agencies, today announced its financial results for the three- and nine-month periods ended September 30, 2006. The number of common shares and per share amounts in this release have been retroactively restated to reflect the increase in common shares and corresponding decrease in the per share amounts resulting from the Company’s three-for-two stock split that was paid on September 13, 2006 to the stockholders of record on September 1, 2006.
Financial Review
Third Quarter of 2006 Compared with Third Quarter of 2005
For the three months ended September 30, 2006, the Company reported net income of $26.1 million, or $0.42 per diluted share, compared with net income of $20.8 million, or $0.34 per diluted share, for the 2005 comparable period, an increase of 23.5% per diluted share.
Operating income for the third quarter of 2006 was $56.2 million, compared with $48.7 million for the same period in the prior year. EBITDA increased 16.1% to $74.1 million during the third quarter of 2006 from $63.8 million during the third quarter of 2005. The financial results for the quarter ended September 30, 2006 were positively impacted by an increase in inmate populations at a number of facilities including the Company’s Northeast Ohio Correctional Center as a result of a contract with the Bureau of Prisons (“BOP”) commencing in June 2005, as well as improved operations at a number of other facilities including our T. Don Hutto, Eloy, Prairie, North Fork and Crowley facilities. Total portfolio occupancy increased from 92.7% during the third quarter of 2005 to 94.5% during the third quarter of 2006, with compensated man-days increasing 7.0%, from 5.9 million to 6.3 million.
The increases in operating income and EBITDA are net of an increase of approximately $1.0 million in start-up expenses at the Company’s Stewart Detention Center which began receiving detainees from the U.S. Immigration and Customs Enforcement ("ICE") in October 2006 pursuant to a new contract award, and ramp-up expenses incurred at the Company’s Red Rock Correctional Center, which opened in July 2006. Over the course of the third quarter, the Red Rock facility began receiving Alaskan inmates from the Florence facility and Hawaiian inmates from the Diamondback and Tallahatchie facilities. The transfer of these inmates negatively affected the operations of the Florence and Diamondback facilities during the third quarter of 2006. We expect the Red Rock facility to be substantially occupied by December 2006.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2006 Third Quarter Results

Adjusted Free Cash Flow increased to $44.6 million during the third quarter of 2006 from $43.6 million generated during the same period in 2005. This represents the fifth consecutive quarter that Adjusted Free Cash Flow has exceeded $40 million.
First Nine Months of 2006 Compared with First Nine Months of 2005
For the nine months ended September 30, 2006, the Company generated net income of $73.1 million, or $1.20 per diluted share, excluding a charge of $0.01 per share, net of taxes, for refinancing charges incurred during the first quarter of 2006, compared with $26.7 million, or $0.45 per diluted share, for the nine months ended September 30, 2005. Financial results for the first nine months of 2005 included a pre-tax charge of $35.3 million for refinancing transactions completed during the first and second quarters of 2005. Earnings per diluted share excluding this special charge amounted to $0.81 per diluted share.
Operating income for the first nine months of 2006 increased to $161.2 million compared with $126.5 million for the first nine months of 2005. EBITDA, adjusted for refinancing charges (“Adjusted EBITDA”), also increased for the nine months ended September 30, 2006, to $211.2 million compared with $170.4 million during the same period in 2005. The financial results for the nine months ended September 30, 2006 were substantially the result of higher inmate populations at a number of the Company’s facilities as well as the commencement of new management contracts.
Adjusted Free Cash Flow, which does not include special charges, increased by $44.9 million during the first nine months of 2006 to $131.6 million from $86.7 million during the first nine months of 2005. Although strong operating results contributed significantly to the increase in Adjusted Free Cash Flow, the prior year period was negatively impacted by $15.6 million in income tax payments primarily for the repayment of taxes associated with excess refunds received by the Company in 2002 and 2003, as described in the Company’s fourth quarter 2004 earnings release. Excluding these tax payments, Adjusted Free Cash Flow increased $29.8 million, or 29.3%.
Earnings per Diluted Share Excluding Special Charges, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Operations Highlights
For the quarters ended September 30, 2006 and 2005, key operating statistics for the continuing operations of the Company were as follows:
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CCA 2006 Third Quarter Results

	Quarter Ended September 30,
Metric	2006	2005	% Change
Average Available Beds	72,639	69,236	4.9%
Average Compensated Occupancy	94.5%	92.7%	1.9%
Total Compensated Man-Days	6,316,621	5,902,426	7.0%

Revenue per Compensated Man-Day	$52.81	$50.82	3.9%
Operating Expense per Compensated Man-Day:
Fixed	28.63	28.17	1.6%
Variable	9.90	9.27	6.8%

Total	38.53	37.44	2.9%

Operating Margin per Compensated Man-Day	$14.28	$13.38	6.7%

Operating Margin	27.0%	26.3%	2.7%
Operating margins increased to 27.0% during the third quarter of 2006 from 26.3% during the third quarter of 2005. The increase in operating margins from the prior year period was substantially the result of the aforementioned commencement of management contracts at the T. Don Hutto and Northeast Ohio facilities as well as higher inmate populations across the portfolio. These margin improvements were net of approximately $1.0 million of start-up expenses at the Company’s Stewart Detention Center, which began receiving ICE detainees in October 2006, as well as the margin deterioration associated with the aforementioned relocation of a substantial number of Alaskan inmates from the Florence Correctional Center to the Red Rock Correctional Center, which opened in July 2006. The Company expects margins to improve at these facilities as they become more fully utilized.
Total revenue for the third quarter of 2006 increased 11.5% to $339.3 million from $304.4 million during the same period in 2005, as total compensated man-days increased to 6.3 million from 5.9 million, and as revenue per compensated man-day increased to $52.81 from $50.82, an increase of 3.9%. Average compensated occupancy for the three months ended September 30, 2006 increased to 94.5% from 92.7% for the three months ended September 30, 2005.
Fixed expenses per compensated man-day increased to $28.63 compared with $28.17 per compensated man-day during the same period in 2005, an increase of $0.46 per compensated man-day, largely caused by an increase in salaries and benefits, as well as by an increase in staffing expenses incurred at the Stewart Detention Center in preparation for the receipt of ICE detainees. Fixed expenses also increased as a result of modest increases in workers compensation, employee medical insurance and utilities.
Variable expenses increased to $9.90 per compensated man-day during the third quarter of 2006 from $9.27 per compensated man-day during the third quarter of 2005, an increase of $0.63 per compensated man-day. The increase in variable expenses per compensated man-day was primarily attributable to an increase in expenses related to legal proceedings in which the Company is involved. Legal expense in the prior year quarter was favorably affected by the successful resolution of a number of legal matters.
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CCA 2006 Third Quarter Results

Business Development Update
In July 2006 the Company was notified by the state of Colorado that the State had accepted the Company’s proposal to expand its 700-bed Bent County Correctional Facility in Las Animas, Colorado by 720 beds to fulfill part of a 2,250-bed request for proposal issued by the state of Colorado in December 2005. As a result of the award, the Company has now entered into an Implementation Agreement with the state of Colorado for the expansion of the Company’s Bent County Correctional Facility by 720 beds. In addition, during November 2006 the Company entered into another Implementation Agreement to also expand its 768-bed Kit Carson Correctional Center in Burlington, Colorado by 720 beds.
The Company expects to commence construction on the expansion of the Bent and Kit Carson facilities during the first half of 2007. Construction of the Bent and Kit Carson facilities is estimated to cost approximately $44.0 million for each facility. Both expansions are anticipated to be completed during the second quarter of 2008.
On October 20, 2006, the Company announced that as a result of an emergency proclamation declared by the Governor of California, it entered into a new agreement with the State of California Department of Corrections and Rehabilitation (“CDCR”) to house California male inmates at the following company-owned facilities:
Florence Correctional Center, Eloy, Arizona
Diamondback Correctional Facility, Watonga, Oklahoma
North Fork Correctional Facility, Sayre, Oklahoma
West Tennessee Detention Facility, Mason, Tennessee
Tallahatchie County Correctional Facility, Tutwiler, Mississippi
The terms of the agreement include an initial three-year term and may be extended for successive two-year terms by mutual agreement. In addition, the contract provides for a 90% guarantee of the capacity allocated to CDCR offenders. The 90% guarantee applies to beds allocated to the CDCR at each facility on the earlier of achieving 90% of the capacity designated for CDCR offenders at each facility or 120 days after the first inmate arrives at the facility. Based on the current ramp-up schedule the Company expects the CDCR to utilize approximately 1,000 beds by the end of first quarter 2007.
Several employee unions and advocacy groups in California filed lawsuits against California officials seeking to halt the out-of-state inmate transfers. Although California courts so far have not blocked the transfers, and the Company began receiving CDCR inmates on November 3, 2006, we cannot predict the ultimate outcome of these lawsuits.
During September 2006, the Company received notification from the Liberty County Commission in Liberty County, Texas that, as a result of a contract bidding process, the County elected to transfer management of the 380-bed Liberty County Jail/Juvenile Center to another operator. The Company’s current contract expires in January 2007. The termination is not expected to have a material impact on the Company’s financial statements.
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CCA 2006 Third Quarter Results

Facility Inventory and Development Update
Current Inventory
At October 31, 2006, the Company had available in inventory approximately 4,100 beds. Most of these beds are contractually committed to existing customers; however none of these contracts provide for guarantees of occupancy. The Company expects that a significant portion of these beds will be occupied over the next twelve months.
Facilities Currently Under Development or Expansion
Based upon the Company’s expectation of increased demand for bed capacity on behalf of a number of state and federal agencies, the Company expects to complete the following expansion and development projects over the course of the next 18 months:

		Total Bed
		Capacity		Estimated
	Expansion	Following	Estimated	Cost	Potential
Facilities Under Expansion	Beds	Expansion	Completion	(in millions)	Customer(s)
Gadsden Correctional Institution, Florida	384	1,520	Q3 2007	(1)	State of Florida
Bay Correctional Facility, Florida	235	985	Q3 2007	(1)	State of Florida
Citrus County Detention Facility, Florida	360	760	Q1 2007	$18.5	Citrus County(2)
Crossroads Correctional Center,					State of Montana
Montana	96	664	Q1 2007	5.5	and USMS(2)
North Fork Correctional Facility, Oklahoma	960	2,400	Q4 2007	55.0	Various States
Tallahatchie County Correctional					Federal and /or
Facility, Mississippi	360	1,464	Q4 2007	20.5	Various States
Bent County Correctional Facility, Colorado	720	1,420	Q2 2008	44.0	Colorado(2)
Kit Carson Correctional Center, Colorado	720	1,488	Q2 2008	44.0	Colorado(2)

Total	3,835			$187.5

(1) The expansion costs of the Gadsden Correctional Institution and the Bay Correctional Facility will be funded by the state of Florida.

(2) The Company currently has contracts in place with the stated customers to occupy these facilities; however the contracts do not provide a guarantee of occupancy.

				Estimated
	Beds Under	Total Bed	Estimated	Cost	Potential
Facilities Under Development	Development	Capacity	Completion	(in millions)	Customer(s)
Saguaro Correctional Facility, Arizona	1,896	1,896	Mid-2007	$100.0	State of Hawaii
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CCA 2006 Third Quarter Results

In addition to the above listed projects, the Company is actively pursuing a number of additional sites for new prison development. The Company believes it is feasible to begin development of an additional 4,000 to 6,000 new prison beds during the course of 2007.
Commenting on the Company’s financial results, President and CEO John Ferguson stated, “We are very pleased with our third quarter financial results as our earnings benefited from higher inmate populations at a number of facilities. During the quarter, we began the process of ramping up our Stewart Detention Center in anticipation of receiving detainees under our agreement with ICE, and also began the process of relocating inmates to our recently completed Red Rock facility. Despite the negative finanical impact of these activities, margins during the quarter nonetheless improved.”
Ferguson continued, “Subsequent to quarter-end we entered into several new agreements. Our agreement to house up to 1,000 California inmates at several facilities represents a significant milestone. California operates the largest state prison system in the nation, and represents the 20th state served by CCA. In addition, we are expanding our services to the state of Colorado. During the second quarter we opened our Stewart facility and began receiving ICE detainees in early October. All of these contracts should contribute to our earnings growth in 2007. Further, as a result of increasing demand from both our state and federal customers, and the impending utilization of most of our available beds, we continue to focus on identifying new sites to bring on additional capacity. This new capacity should position the Company for sustained earnings growth in future years.”
Guidance
The Company expects diluted earnings per share (“EPS”) for the fourth quarter of 2006 to be in the range of $0.42 to $0.45, resulting in full year EPS to be in the range of $1.62 to $1.65, excluding $0.01 per diluted share, net of taxes, for expenses associated with debt refinancing transactions completed in the first quarter of 2006. The full year guidance includes expenses totaling $0.05 per diluted share, net of taxes, for stock-based compensation, compared with $0.02 per diluted share, net of taxes, during 2005.
During 2006, the Company expects to invest approximately $163.8 million in capital expenditures, consisting of approximately $120.1 million in prison construction and expansions, $28.6 million in maintenance capital expenditures and $15.1 million in information technology.
Supplemental Financial Information and Investor Presentations
The Company has made available on its website supplemental financial information and other data for the third quarter of 2006. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company’s website at www.correctionscorp.com under “Financial Information” of the Investor section.
The Company’s management may meet with investors from time to time during the fourth quarter of 2006. Written materials used in the investor presentations will also be available on the Company’s website beginning on or about November 14, 2006. Interested parties may access this information through the Company’s website at www.correctionscorp.com under “Webcasts” of the Investor section.
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CCA 2006 Third Quarter Results

Webcast and Replay Information
The Company will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its 2006 third quarter and nine month financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company’s website following the completion of the call. In addition, a telephonic replay will begin today at 5:00 p.m. Central Time through 11:59 p.m. Central Time on November 13, 2006, by dialing 877-519-4471, pass code 7985423.
About the Company
The Company is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 65 facilities, including 40 company-owned facilities, with a total design capacity of approximately 72,500 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company’s operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company’s services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) the Company’s ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA 2006 Third Quarter Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$58,066	$64,901
Restricted cash	11,676	11,284
Investments	71,728	19,014
Accounts receivable, net of allowance of $2,053 and $2,258, respectively	211,185	176,560
Deferred tax assets	18,198	32,488
Prepaid expenses and other current assets	19,965	15,884

Total current assets	390,818	320,131

Property and equipment, net	1,772,634	1,710,794

Investment in direct financing lease	15,691	16,322
Goodwill	15,246	15,246
Other assets	24,755	23,820

Total assets	$2,219,144	$2,086,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$165,733	$141,090
Income taxes payable	2,660	1,435
Current portion of long-term debt	296	11,836
Current liabilities of discontinued operations	506	1,774

Total current liabilities	169,195	156,135

Long-term debt, net of current portion	976,040	963,800
Deferred tax liabilities	27,203	12,087
Other liabilities	38,357	37,660

Total liabilities	1,210,795	1,169,682

Commitments and contingencies

Common stock - $0.01 par value; 80,000 shares authorized; 60,670 and 59,541 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	607	595
Additional paid-in capital	1,519,042	1,505,986
Deferred compensation	—	(5,563)
Retained deficit	(511,300)	(584,387)

Total stockholders’ equity	1,008,349	916,631

Total liabilities and stockholders’ equity	$2,219,144	$2,086,313

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CCA 2006 Third Quarter Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS )

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
REVENUE:
Management and other	$338,206	$303,368	$978,355	$872,488
Rental	1,061	999	3,146	2,955

	339,267	304,367	981,501	875,443

EXPENSES:
Operating	249,121	226,006	723,969	664,353
General and administrative	16,379	14,352	46,717	40,477
Depreciation and amortization	17,538	15,315	49,567	44,132

	283,038	255,673	820,253	748,962

OPERATING INCOME	56,229	48,694	161,248	126,481

OTHER EXPENSES:
Interest expense, net	14,825	15,273	44,503	48,245
Expenses associated with debt refinancing and recapitalization transactions	—	—	982	35,269
Other (income) expenses	(299)	191	(413)	240

	14,526	15,464	45,072	83,754

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	41,703	33,230	116,176	42,727
Income tax expense	(15,573)	(12,437)	(43,089)	(15,817)

INCOME FROM CONTINUING OPERATIONS	26,130	20,793	73,087	26,910
Loss from discontinued operations, net of taxes	—	—	—	(193)

NET INCOME	$26,130	$20,793	$73,087	$26,717

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.44	$0.35	$1.22	$0.47
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.44	$0.35	$1.22	$0.47

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations	$0.42	$0.34	$1.19	$0.45
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.42	$0.34	$1.19	$0.45

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CCA 2006 Third Quarter Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months Ended		For the Nine Months
	September 30,		Ended September 30,
	2006	2005	2006	2005
Pre-tax income	$41,703	$33,230	$116,176	$42,534
Expenses associated with debt refinancing and recapitalization transactions	—	—	982	35,269
Income taxes paid	(3,746)	(171)	(6,790)	(15,636)
Depreciation and amortization	17,538	15,315	49,567	44,132
Depreciation and amortization for discontinued operations	—	—	—	186
Income tax benefit for discontinued operations	—	—	—	(101)
Stock-based compensation reflected in G&A expenses	1,135	510	3,704	1,174
Amortization of debt costs and other non-cash interest	1,070	1,329	3,396	4,034
Maintenance and technology capital expenditures	(13,111)	(6,628)	(35,478)	(24,879)

Adjusted Free Cash Flow	$44,589	$43,585	$131,557	$86,713

CALCULATION OF ADJUSTED EBITDA

	For the Three Months Ended		For the Nine Months
	September 30,		Ended September 30,
	2006	2005	2006	2005
Net income	$26,130	$20,793	$73,087	$26,717
Interest expense, net	14,825	15,273	44,503	48,245
Depreciation and amortization	17,538	15,315	49,567	44,132
Income tax expense	15,573	12,437	43,089	15,817
Loss from discontinued operations, net of taxes	—	—	—	193

EBITDA	$74,066	$63,818	$210,246	$135,104
Expenses associated with debt refinancing and recapitalization transactions	—	—	982	35,269

Adjusted EBITDA	$74,066	$63,818	$211,228	$170,373

CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2006	2005
Net income	$73,087	$26,717
Expenses associated with debt refinancing and recapitalization transactions	982	35,269
Income tax benefit for expenses associated with debt refinancing transactions	(364)	(13,056)

Adjusted net income available to common stockholders	73,705	48,930
Interest expense applicable to convertible notes, net of taxes	—	124

Diluted adjusted net income available to common stockholders	$73,705	$49,054

Weighted average common shares outstanding — basic	59,693	57,291
Effect of dilutive securities:
Stock options and warrants	1,500	1,761
Convertible notes	—	1,091
Restricted stock-based compensation	166	153

Weighted average shares and assumed conversions — diluted	61,359	60,296

Adjusted Diluted Earnings Per Share	$1.20	$0.81

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CCA 2006 Third Quarter Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Net income excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted Diluted Earnings Per Share and Adjusted free cash flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of earnings per diluted share excluding special charges (Adjusted Diluted Earnings Per Share), even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted free cash flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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